EXHIBIT 99.1

SPECTRUM GROUP INTERNATIONAL, INC. ANNOUNCES APPROVAL OF NASDAQ LISTING APPLICATION FOR ITS SUBSIDIARY A-MARK PRECIOUS METALS, INC.

IRVINE, Calif., March 11, 2014 (BUSINESSWIRE) – Spectrum Group International, Inc. (OTCQB:SPGZ) (“SGI” or the “Company”) announced today that the NASDAQ Listing Qualifications Department has approved the application of SGI’s subsidiary, A-Mark Precious Metals, Inc. (“A-Mark”), to list A-Mark’s common stock on the NASDAQ Global Select Market under the symbol “AMRK”. It is expected that A-Mark’s shares of common stock will commence trading on the NASDAQ Global Select Market on the first trading day following the previously announced spinoff of A-Mark from the Company. All the conditions to the spinoff have been satisfied and the Company intends to announce both the effective date of the spinoff and the initial trading date shortly.

The NASDAQ Global Select Market is NASDAQ’s top-tier trading platform, designed for public companies that meet the highest quantitative and qualitative listing standards.

 About Spectrum Group International, Inc.

Spectrum Group International, Inc. (together with its subsidiaries, “we,” the “Company” or “SGI”) is a global trading and collectibles network. We are a trader of precious metals and an auctioneer of coins and wine, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrum from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors backed by their precious metals, rare coins, and other collectibles as collateral.

Our Trading business is conducted through A-Mark Precious Metals, Inc. (“A-Mark”) and its subsidiaries. A-Mark is a full-service precious metal trading company, and an official distributor for many government mints throughout the world. A-Mark products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain, and our services include financing, leasing, consignment, hedging and various customized financial programs. A-Mark’s subsidiary, Collateral Finance Corporation, provides financing on a wide array of bullion and numismatic currency products.

Our Collectibles business operates as an integrated network of leading companies concentrating on numismatic (coins) and rare and fine vintage wine. We have offices and auction houses in North America, Europe and Asia. In addition to traditional live auctions, we also conduct Internet and telephone auctions. Spectrum Group’s Collectibles companies in the numismatics field include Stack’s Bowers Numismatics LLC (dba Stack’s Bowers Galleries), a rare coin and currency auction house, based in Irvine, California.

Safe Harbor Statement
This press release contains forward-looking statements with respect to the distribution date for the spinoff of A‑Mark, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. The actual distribution date may differ from the anticipated timing for the spinoff, or may not occur, because of the failure to satisfy the conditions to the spinoff or for other reasons set forth in the Registration Statement on Form S-1, and the included prospectus, filed by A-Mark with the Securities and Exchange Commission with respect to the spinoff. These documents are available on the SEC’s website located at www.sec.gov

Contact:

Spectrum Group International, Inc.
Greg Roberts
groberts@spectrumgi.com
949-748-4800
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